Exhibit 10.1

TRANCHE B-6 INCREMENTAL AMENDMENT (this “Incremental Amendment”) dated as of March 29, 2016, to the Sixth Amended and Restated Credit Agreement originally dated as of July 17, 2006 and amended and restated as of April 24, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) among Windstream Services, LLC, a Delaware limited liability company (the “Borrower”), the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “Administrative Agent”), and the other agents party thereto.
WHEREAS, pursuant to Section 2.01(i) of the Credit Agreement, the Borrower has requested a new tranche of term loans in the form of an Incremental Facility (the “Tranche B-6 Incremental Term Facility”), the proceeds of which shall be used (i) to refinance a portion of the Borrower’s outstanding 7.875% notes due 2017 (the “2017 Notes”) and to pay related fees and expenses and (ii) in the event that not less than $450,000,000 aggregate principal amount of the 2017 Notes have been refinanced after March 14, 2016 (the “2017 Notes Repayment Requirement”), to refinance in full or in part any other series of outstanding notes of the Borrower or its subsidiaries (together with the 2017 Notes, the “Notes”) and to pay related fees and expenses; provided, however, that the Borrower may use the proceeds of the Tranche B-6 Incremental Term Facility to temporarily repay outstanding Revolving Loans so long as (unless otherwise agreed by the Incremental Arranger (as defined below) in writing in its sole discretion) at all times thereafter until the 2017 Notes Repayment Requirement has been met, the Borrower maintains unused Revolving Commitments in an aggregate amount available to permit redemption or repurchase of 2017 Notes in an amount sufficient to meet the 2017 Notes Repayment Requirement;
WHEREAS, in accordance with Section 2.01(i) of the Credit Agreement, (x) the Tranche B-6 Incremental Term Facility shall comprise a tranche of Incremental Loans in an aggregate principal amount not exceeding $600,000,000 (the “Tranche B-6 Term Loans”) pursuant to this Incremental Amendment, which Incremental Loans shall be secured on a pari passu basis with the existing Loans and shall have the other terms and conditions set forth herein and in the Credit Agreement as amended hereby and (y) this Incremental Amendment shall not require the consent of any Lenders other than the Tranche B-6 Lenders (as defined below);
WHEREAS, the Borrower has (i) engaged Morgan Stanley Senior Funding, Inc. and/or its designated affiliates to act as sole and exclusive lead arranger and bookrunner in respect of the Tranche B-6 Incremental Term Facility (in such capacities, the “Incremental Arranger”) and (ii) requested that Morgan Stanley Senior Funding, Inc. and/or its designated affiliates act as the initial lender with respect to the Tranche B-6 Incremental Term Facility (in such capacity, the “Initial Tranche B-6 Lender”); and
WHEREAS, each Person that agrees to make Tranche B-6 Term Loans in accordance with this Incremental Amendment and the Credit Agreement as amended hereby (collectively, the “Tranche B-6 Lenders”) has agreed to make Tranche B-6 Term Loans to the Borrower on the Tranche B-6 Incremental Amendment Effective Date (as defined below) in an amount equal to its Tranche B-6 Commitment (as defined below), subject to the terms and conditions set forth in this Incremental Amendment and the Credit Agreement as amended hereby;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement as amended hereby.

SECTION 2.Tranche B-6 Term Loans. Subject to the terms and conditions set forth herein and in the Credit Agreement as amended hereby, the Initial Tranche B-6 Lender agrees to make a Tranche B-6 Term Loan to the Borrower on the Tranche B-6 Incremental Amendment Effective Date in a principal amount equal to its Tranche B-6 Commitment, which amount shall be made available to the Administrative Agent in immediately available funds in accordance with the Credit Agreement as amended hereby. The “Tranche B-6 Commitment” of the Initial Tranche B-6 Lender will be the amount set forth opposite such Tranche B-6 Lender’s name on Schedule 1 hereto.

SECTION 3.Amendments to the Credit Agreement. In accordance with Section 2.01(i) of the Credit Agreement and effective as of the Tranche B-6 Incremental Amendment Effective Date, (i) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto and (ii) Schedule 2.01 to the Credit Agreement is hereby amended to add the commitments set forth on Schedule 1 hereto to such Schedule 2.01, mutatis mutandis.

SECTION 4.Representations and Warranties. To induce the other parties hereto to enter into this Incremental Amendment, the Borrower represents and warrants that:

(a)As of the Tranche B-6 Incremental Amendment Effective Date, this Incremental Amendment has been duly authorized, executed and delivered by it. This Incremental Amendment and the Credit Agreement (in each case, as of the Tranche B-6 Incremental Amendment Effective Date) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)The representations and warranties of each Loan Party set forth in the Loan Documents that are qualified by materiality are true and correct in all respects, and the representations and warranties that are not so qualified are true and correct in all material respects, in each case on and as of the date hereof, including after giving effect to this Incremental Amendment and the transactions contemplated hereby (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date).

(c)As of the Tranche B-6 Incremental Amendment Effective Date, (i) no Event of Default has occurred and is continuing or shall result from this Incremental Amendment or the transactions contemplated hereby, (ii) the Borrower is (and will remain, after giving effect to this

Incremental Amendment and the transactions contemplated hereby) in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 of the Credit Agreement recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement and (iii) the Secured Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) of the Credit Agreement does not (and will not, after giving effect to this Incremental Amendment and the transactions contemplated hereby) exceed 2.25 to 1.0.

SECTION 5. Tranche B-6 Incremental Amendment Effective Date. The obligation of the Initial Tranche B-6 Lender to make Tranche B-6 Term Loans pursuant to Section 2 hereof, and the amendments to the Credit Agreement set forth in Section 3 hereof shall become effective as of the first date (the “Tranche B-6 Incremental Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)The Administrative Agent shall have received a counterpart signature page to this Incremental Amendment duly executed by each of the Borrower, the Administrative Agent and the Initial Tranche B-6 Lender.

(b)The conditions set forth in Sections 4.03(a) and (b) of the Credit Agreement shall be satisfied on and as of the Tranche B-6 Incremental Amendment Effective Date, and the Administrative Agent shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent and the Incremental Arranger), dated as of the Tranche B-6 Incremental Amendment Effective Date and signed by a Responsible Officer of the Borrower, to such effect.

(c)The representations and warranties set forth in Section 4(c) of this Incremental Amendment shall be true and correct in all respects on and as of the Tranche B-6 Incremental Amendment Effective Date, and the Administrative Agent and the Incremental Arranger shall have received a certificate (in form and substance reasonably acceptable to the Administrative Agent and the Incremental Arranger), dated as of the Tranche B-6 Incremental Amendment Effective Date and signed by a Financial Officer of the Borrower, certifying as to the representations and warranties of the Borrower in Section 4(c) hereof, together with reasonably detailed calculations demonstrating compliance with clauses (ii) and (iii) of such Section 4(c).

(d)The Administrative Agent and the Incremental Arranger shall have received the favorable legal opinions of (i) Freshfields Bruckhaus Deringer US LLP, New York counsel to the Loan Parties, and (ii) John P. Fletcher, Esq., general counsel of the Borrower, in each case addressed to the Lenders, the Administrative Agent, the Collateral Agent and each Issuing Bank and dated the Tranche B-6 Incremental Amendment Effective Date, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Arranger. The Borrower hereby requests such counsel to deliver such opinions.

(e)The Administrative Agent and the Incremental Arranger shall have received a Borrowing Request in respect of the Tranche B-6 Term Loans, which shall be in compliance with the notice requirements set forth in Section 2.03 of the Credit Agreement as amended hereby.

(f)The Administrative Agent and the Incremental Arranger shall have received such documents and certificates as either of the Administrative Agent or the Incremental Arranger, or their counsel, may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of execution, delivery and performance of this Incremental Amendment, the performance of the Credit Agreement and each other applicable Loan Document and any other legal matters relating to the Wireline Companies or the Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Arranger and their counsel.

(g)Each Loan Party not a party hereto shall have entered into a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent and the Incremental Arranger.

(h)The Borrower shall have paid (i) to the Initial Tranche B-6 Lender an upfront fee (which fee may, at the election of the Incremental Arranger, be structured as original issue discount) (the “Upfront Fee”) in an amount equal to 2.50% of the principal amount of Tranche B-6 Term Loans made by the Initial Tranche B-6 Lender on the Tranche B-6 Incremental Amendment Effective Date, which Upfront Fee shall be fully earned and due and payable on the Tranche B-6 Incremental Amendment Effective Date, and (ii) all other fees and amounts due and payable pursuant to this Incremental Amendment and/or any letter agreements or fee letters by and between the Borrower and the Incremental Arranger (collectively, “Engagement Documentation”), including, to the extent invoiced, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this Incremental Amendment and any other out-of-pocket expenses of the Administrative Agent and the Incremental Arranger required to be paid or reimbursed pursuant to the Credit Agreement or the Engagement Documentation; provided it is understood and agreed that the Initial Tranche B-6 Term Lender may net the fees and expenses described in the foregoing clauses (i) and (ii) from the proceeds of the Tranche B-6 Term Loans prior to providing such proceeds to the Administrative Agent for distribution to the Borrower (and, in such event, the Initial Tranche B-6 Term Lender shall notify the Administrative Agent of the outstanding aggregate principal amount of the Tranche B-6 Term Loans as of the Tranche B-6 Incremental Amendment Effective Date).

(i)The Tranche B-6 Lenders shall have received, no later than five days prior to the Tranche B-6 Incremental Amendment Effective Date, all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or any Tranche B-6 Lender that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act, that has been reasonably requested at least ten days in advance of the Tranche B-6 Incremental Amendment Effective Date.

(j)Since December 31, 2015, there shall have been no state of facts, change development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect, and the Incremental Arranger shall have received a certificate (reasonably acceptable to the Incremental Arranger) affirming the foregoing.

(k)The Incremental Arranger shall have received a solvency certificate executed by the chief financial officer of the Borrower (in substantially the form previously agreed by the Incremental Arranger).

(l)The Incremental Arranger shall have received: (A) audited consolidated financial statements of the Borrower and its Subsidiaries for the three most recent fiscal years ended at least 90 days prior to the Tranche B-6 Incremental Amendment Effective Date and (B) unaudited consolidated financial statements of the Borrower and its Subsidiaries for any interim quarterly periods that have ended since the most recent of such audited financial statements and at least 45 days prior to the Tranche B-6 Incremental Amendment Effective Date, which in each case shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other applicable accounting rules and regulations of the Securities and Exchange Commission.

(m)On the Tranche B-6 Incremental Amendment Effective Date, after giving effect to this Incremental Amendment and the transactions contemplated hereby, (i) the corporate credit and/or corporate family ratings of the Borrower shall be no worse than “B1” from Moody’s Investors Service, Inc. (“Moody’s”) and “B+” from Standard & Poor’s Financial Services LLC (“S&P”), in each case with no worse than a stable outlook and (ii) the public ratings for the Tranche B-6 Incremental Term Facility shall be no worse than “B1” from Moody’s and “BB” from S&P, with no worse than a “1” recovery rating from S&P on a senior secured basis.

(n)The Incremental Arranger shall have received a funds flow memorandum, or other evidence reasonably satisfactory to it, evidencing that the proceeds of the Tranche B-6 Incremental Term Facility will be used on the Tranche B-6 Incremental Amendment Effective Date solely for the purposes set forth herein and in the Credit Agreement, as amended hereby.

The Administrative Agent and the Incremental Arranger shall jointly notify the Borrower and the Tranche B-6 Lenders of the Tranche B-6 Incremental Amendment Effective Date and such notice shall be conclusive and binding.
SECTION 6.Effect of Amendment.

(a)Except as expressly set forth herein, this Incremental Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or Agents under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)From and after the Tranche B-6 Incremental Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Credit Agreement as amended hereby. This Incremental

Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

(c)This Incremental Amendment shall be deemed to be an “Incremental Facility Amendment” as defined in the Credit Agreement and shall, for the avoidance of doubt, have the effect assigned thereto in Section 2.01(i)(iii) of the Credit Agreement.

SECTION 7.GOVERNING LAW. THIS INCREMENTAL AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.Costs and Expenses. The Borrower agrees to reimburse the Administrative Agent and the Incremental Arranger promptly after receipt of a written request for its documented and reasonable out-of-pocket expenses in connection with this Incremental Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Incremental Arranger.

SECTION 9.Counterparts. This Incremental Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Incremental Amendment shall be effective as delivery of an original executed counterpart of this Incremental Amendment.

SECTION 10.Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Incremental Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Incremental Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WINDSTREAM SERVICES, LLC, as the Borrower
By:	/s/ Robert E Gunderman
Name: Robert E Gunderman
Title: CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ Davide Migliardi
Name: Davide Migliardi
Title: Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Tranche B-6 Lender
By:	/s/ Reagan C. Philipp
Name: Reagan C. Philipp
Title: Authorized Signatory

ANNEX I

AMENDMENTS TO CREDIT AGREEMENT

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT originally dated as of July 17, 2006, as amended and restated as of April 24, 2015, by and among WINDSTREAM SERVICES, LLC, a Delaware limited liability company, formerly known as WINDSTREAM CORPORATION, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent, and Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs Bank USA, Morgan Stanley Senior Funding, Inc., MUFG Union Bank, N.A., Royal Bank of Canada, SunTrust Bank and Wells Fargo Bank, N.A., as Co-Documentation Agents.

PRELIMINARY STATEMENTS

The Original Credit Agreement has been amended and restated in the form of the First ARCA, the Second ARCA, the Third ARCA, the Fourth ARCA and the Fifth ARCA (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof). Pursuant to the Sixth Amendment and Restatement Agreement, and upon satisfaction of the conditions set forth therein, the Fifth ARCA is being further amended and restated in the form of this Amended Agreement.

The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“2007 Amendment Effective Date” means February 27, 2007.

“2017 Notes” means the Borrower’s 7.875% senior notes due 2017.

“2017 Notes Repayment Requirement” has the meaning assigned to such term in Section 5.09.

“2020 Notes” means the Borrower’s 7.75% senior notes due 2020.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“AC Holdings” means Windstream Holdings of the Midwest, a Nebraska corporation.

“AC Holdings Bonds” means the 6 3/4 % Notes due 2028 issued by AC Holdings in an aggregate principal amount not to exceed $100,000,000.

“AC Holdings Indenture” means the Indenture dated as of February 23, 1998 under which the AC Holdings Bonds were issued.

“Acquisition” means any purchase or acquisition by any Wireline Company in a single transaction or a series of transactions individually or, together with its Affiliates, of (a) any Equity Interests in another Person which are sufficient to permit such Wireline Company and its Affiliates to

Control such other Person or (b) all or substantially all of the assets of, or assets comprising a division, unit or line of business of, another Person, whether or not involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Act” has the meaning specified in Section 9.13.

“Additional Lender” means, at any time, any bank, other financial institution or institutional investor that, in any case, is not at the relevant time of determination an existing Lender and that agrees to provide any portion of any (a) Incremental Loans in accordance with Section 2.01(i) or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.19.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and its permitted successors in such capacity as provided in Article 8.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent, the Co-Documentation Agents, the Lead Arranger and the Joint Bookrunners and Arrangers.

“Agreement”, when used with reference to this Agreement, means this Amended Agreement, amended by the Tranche B-6 Incremental Amendment and as it may be further amended from time to time.

“All-in Yield” means, as to any Indebtedness on any date of determination, the yield thereon, based on the interest rate applicable to such Indebtedness on such date, including margin, original issue discount, upfront fees (with original issue discount and upfront fees being equated to interest margins for purposes of determining the yield on any Indebtedness assuming a four-year weighted average life), or otherwise; provided that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period in effect on such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, Federal Funds Effective Rate or Adjusted LIBO Rate, respectively.

“Amended Agreement” means this Sixth Amended and Restated Credit Agreement.

Class	Eurodollar Loans	ABR Loans
Revolving Loans	Applicable Leverage-Based Rate for Eurodollar Revolving Loans	Applicable Leverage-Based Rate for ABR Revolving Loans
Tranche B-5 Term Loan	2.75%	1.75%
Tranche B-6 Term Loan	5.00%	4.00%
Incremental Loan	Rate specified in the Incremental Facility Amendment

“Applicable Transaction” has the meaning specified in the definition of “Pro Forma Basis”.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Disposition” means (a) any sale, lease, transfer or other disposition (including pursuant to a Sale and Leaseback Transaction) of any assets of any Wireline Company pursuant to Section 6.05 (h), (k), (n) (but, in the case of clause (n), only to the extent (i) such assets were acquired after the Sixth ARCA Effective Date (including via the acquisition by a Wireline Company of any Person owning such assets) (any such acquisition of assets, an “Applicable Asset Acquisition”) with the proceeds of Indebtedness (the “Applicable Indebtedness”) or (ii) the proceeds of the sale of such assets would be required to be applied to prepay, repay or repurchase (or to offer to prepay, repay or repurchase) any Restricted Indebtedness (other than the Applicable Indebtedness) (such disposition under clause (i) or clause (ii), an “Applicable Asset Disposition”)) or (o), (b) the issuance by any Subsidiary of any Equity Interest, or (c) the receipt by any Subsidiary of any capital contribution, other than (x) any such issuance of an Equity Interest to, or the receipt of any such capital contribution from, another Wireline Company and (y) directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law; provided that, for purposes of Section 2.10(c), any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $25,000,000 shall not be deemed to be an Asset Disposition.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Available Cash” means, on any date of determination, an amount (which may be a negative amount) equal to the sum of the following in respect of the Wireline Companies on a consolidated basis for the period commencing on the first day of the Fiscal Quarter during which the Sixth ARCA Effective liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds.

“Casualty Event” means any casualty or other insured damage to any property of any Wireline Company with a fair market value immediately prior to such event of at least $10,000,000, or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“Change in Law” means the occurrence after the Sixth ARCA Effective Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of (a) the adoption or taking effect of any law, rule, regulation or treaty after the Sixth ARCA Effective Date, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Sixth ARCA Effective Date or (c) compliance by any Lender, Issuing Bank or Participant (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Sixth ARCA Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Holdco, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Borrower;

(b)the first day on which a majority of the members of the board of directors of Holdco or the Borrower are not Continuing Directors; or

(c)Holdco ceases to be the Beneficial Owner, directly or indirectly, of 100% of the outstanding Equity Interests of the Borrower.

“Charges” has the meaning specified in Section 9.14.

“Class” (a) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B-5 Term Loans, Tranche B-6 Term Loans, Incremental Loans, Other Revolving Loans or Other Term Loans, (b) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Tranche B-6 Commitment, commitments in respect of any Incremental Facility, Other Revolving Commitments or Other Term Commitments and (c) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender, Tranche B-5 Lender, Tranche B-6 Lender or Additional Lender.

“CLO” has the meaning specified in Section 9.04(b).

“Co-Documentation Agents” means Bank of America, N.A., Barclays Bank PLC, BNP Paribas, Citibank, N.A., CoBank, ACB, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities

(g)    each Loan Party shall have taken all other action required to perfect, register and/or record the Liens granted by it thereunder, in each case to the extent required by this Agreement and the Security Documents.

“Collateral Support Parties” means (a) the Loan Parties and (b) each other Subsidiary (i) that is not required to Guarantee the Facility Obligations pursuant to the Loan Documents (other than any Insignificant Subsidiary) and (ii) all Equity Interests in which, and all Indebtedness owing to any Loan Party of which, shall have been pledged and delivered to the Collateral Agent in accordance with the Collateral and Guarantee Requirement.

“Commitment” means a Revolving Commitment, Tranche B-6 Commitment, Other Revolving Commitment, Other Term Commitment or a commitment to make Incremental Loans (as the context may require). As of the Sixth ARCA Effective Date, no Commitments other than Revolving Commitments are in effect.

“Commitment Fee Rate” means, for any day, a rate per annum equal to (a) if the Leverage Ratio on the most recent determination date is 3.00 to 1.0 or higher, 0.50% and (b) otherwise, 0.40%. For purposes of this definition, (x) the Leverage Ratio shall be determined as of the end of each Fiscal Quarter based on the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (y) each change in the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the day when the Administrative Agent receives the financial statements indicating such change to but excluding the effective date of the next such change; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a) or 5.01(b), the Commitment Fee Rate will be that set forth in clause (a) above during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications Act” means, collectively, the Communications Act of 1934, as amended, the rules and regulations of the FCC, and written orders, policies, and decisions of the FCC and the courts’ interpretation of the foregoing.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Adjusted Net Income for such period plus, without duplication:

(a)provision for taxes based on income or profits of the Wireline Companies for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Adjusted Net Income; plus

(b)Interest Expense of the Wireline Companies for such period, to the extent that such Interest Expense was deducted in computing such Consolidated Adjusted Net Income; plus

(c)depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), goodwill impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Wireline Companies for such period to the extent that such provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, the LIBO Rate (a) with respect to the Tranche B-5 Term Loans shall not be less than 0.75% per annum and (b) with respect to the Tranche B- 6 Term Loans shall not be less than 0.75% per annum.

“LIBO Screen Rate” has the meaning specified in the definition of “LIBO Rate”.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Sixth Amendment and Restatement Agreement, any Incremental Facility Amendment, any Refinancing Amendment and the Security Documents.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Mandatory Prepayment Provision” has the meaning specified in the definition of “Permitted Additional Debt”.

“Master Lease” means that certain Master Lease, dated as of April 24, 2015, between CSL National and the other entities set forth on Schedule 1 thereto, as Landlord, and Holdco, as Tenant, substantially in the form of such lease attached to the Form 10 as amended, supplemented or otherwise modified to the extent permitted by this Agreement.

“Master Services Agreement” means the Master Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties or liabilities or financial condition of the Wireline Companies taken as a whole, (b) the ability of any Loan Party to perform any of its payment obligations under any Loan Document or (c) the rights of or remedies available to any Lender Party under any Loan Document.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Wireline Companies in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, (i) the “principal amount” of the obligations of any Wireline Company in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Wireline Company would be required to pay if such Swap Agreement were terminated at such time and (ii) Material Indebtedness shall not include the Indebtedness under any Permitted Receivables Financing.

“Maximum Rate” has the meaning specified in Section 9.14.

“Merged Person” has the meaning assigned thereto in Section 6.01(a)(ix).

“Moody’s” means Moody’s Investors Service, Inc.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Tax Matters Agreement” means the “Tax Matters Agreement” as defined in the Propco Distribution Agreement.

“Tax Sharing Agreement” means the “Tax Sharing Agreement” as defined in the Agreement and Plan of Merger dated as of December 8, 2005 (as amended on May 18, 2006), among Alltel Corporation, the Borrower and Valor Communications Group, Inc., as filed with the SEC as Annex A to Valor Communications Group, Inc.’s Registration Statement on Form S-4 on February 28, 2006, as amended up to July 17, 2006.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tenant” has the meaning given such term in the Master Lease.

“Term Lender” means a Tranche B-5 Lender or a Tranche B-6 Lender.
“Term Loan Extension Effective Date” has the meaning specified in Section 2.07(d)(ii).
“Term Loans” means a Tranche B-5 Term Loan or a Tranche B-6 Term Loan.

“Third Amendment and Restatement Agreement” means the Amendment and Restatement Agreement dated as of February 23, 2012 among the Borrower and certain Agents and Lenders party thereto.

“Third ARCA” means the Third Amended and Restated Credit Agreement dated as of February 23, 2012 in the form attached as Exhibit A to the Third Amendment and Restatement Agreement, as amended and as in effect from time to time before the Fourth ARCA Effective Date.

“Third ARCA Effective Date” has the meaning assigned thereto in Section 5 of the Third Amendment and Restatement Agreement.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower prepared in conformity with GAAP but excluding the value of any outstanding Investments made pursuant to Section 6.04(w).

“Tranche B-5 Lender” means a Lender with an outstanding Tranche B-5 Term Loan.

“Tranche B-5 Maturity Date” means August 8, 2019.

“Tranche B-5 Term Loan” means a Loan made pursuant to Section 2.01(g)(iii) of the Fifth ARCA.

“Tranche B-6 Commitment” means, with respect to each Lender, the commitment of such Lender to make a Tranche B-6 Term Loan hereunder on the Tranche B-6 Incremental Amendment Effective Date set forth opposite such Lender’s name on Schedule 2.01, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B-6 Commitment is set forth on Schedule 2.01 under the caption “Tranche B-6 Commitment”. The initial aggregate amount of the Lenders’ Tranche B-6 Commitments is $600,000,000.

“Tranche B-6 Incremental Amendment” means the Tranche B-6 Incremental Amendment to this Agreement, dated as of March 29, 2016, among the Borrower, the Administrative Agent and the Tranche B-6 Lenders party thereto.

“Tranche B-6 Incremental Amendment Effective Date” has the meaning specified in the Tranche B-6 Incremental Amendment.

“Tranche B-6 Lead Arranger” means Morgan Stanley Senior Funding, Inc., in its capacity as sole lead arranger in respect of the Tranche B-6 Term Loans.

“Tranche B-6 Lender” means a Lender with a Tranche B-6 Commitment or an outstanding Tranche B-6 Term Loan.

“Tranche B-6 Maturity Date” means March 29, 2021; provided if the Revolving Commitments and Revolving Loans hereunder have not had their maturity extended (or been refinanced) prior to April 24, 2020 such that the Revolving Maturity Date (or any comparable maturity date for replacement loans and commitments) is no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be April 24, 2020; provided, further, if the 2020 Notes have not been repaid or refinanced prior to July 15, 2020 with indebtedness having a maturity date no earlier than March 29, 2021, the Tranche B-6 Maturity Date shall be July 15, 2020.

“Tranche B-6 Repricing Transaction” means (a) any prepayment or repayment of Tranche B-6 Term Loans with the proceeds of, or any conversion of Tranche B-6 Term Loans into, any new or replacement tranche of term loans having an All-in Yield less than the All-in Yield applicable to such Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield of such tranche of term loans relative to the Tranche B-6 Term Loans so prepaid, repaid, converted or replaced and (b) any amendment to the Tranche B-6 Term Loans the primary purpose of which is to reduce the All-in Yield applicable to such Tranche B-6 Term Loans.

“Tranche B-6 Term Loan” means a Loan made pursuant to Section 2.01(g)(ii).

“Transaction Liens” means the Liens on Collateral granted by the Loan Parties under the Security Documents.

“Transition Services Agreement” means the Transition Services Agreement dated as of April 24, 2015, the form of which is an exhibit to the Form 10.

(c)[Reserved].

(d)[Reserved].

(e)[Reserved].

(f)[Reserved].

(g)(i) Tranche B-5 Term Loans. All Tranche B-5 Term Loans outstanding under the Fifth ARCA on the Sixth ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.

(ii) Tranche B-6 Term Loans. Subject to the terms and conditions set forth herein and in the Tranche B-6 Incremental Amendment, each Tranche B-6 Lender agrees, severally and not jointly, to make a Tranche B-6 Term Loan to the Borrower on the Tranche B-6 Incremental Amendment Effective Date in a principal amount equal to its Tranche B-6 Commitment.

(h)Outstanding Letters of Credit. All Letters of Credit outstanding under the Fifth ARCA on the Sixth ARCA Effective Date shall remain outstanding hereunder on the terms set forth herein.

(i)Incremental Loan Facility. (i) At any time and from time to time, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add one or more additional tranches of loans (“Incremental Loans” and each such tranche, an “Incremental Facility”), provided that at the time of each such request and upon the effectiveness of each Incremental Facility Amendment, (A) no Event of Default has occurred and is continuing or shall result therefrom, (B) the Borrower shall be in compliance on a Pro Forma Basis with the covenants contained in Sections 6.13 and 6.14 recomputed as of the last day of the most-recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b), (C) the Secured Leverage Ratio on a Pro Forma Basis computed as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) shall not exceed 2.25 to 1.0, and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A), (B) and, if applicable, (C), above, together with reasonably detailed calculations demonstrating compliance with clauses (B) and, if applicable, (C), above. Each Incremental Facility shall be in an amount that is an integral multiple of $5,000,000 and not less than $50,000,000, provided that an Incremental Facility may be in any amount less than $50,000,000 if such amount represents all the remaining availability under the Incremental Facilities pursuant to the immediately preceding sentence.

(i)The Incremental Loans shall rank pari passu (or at the Borrower’s option, junior) in right of payment in respect of the Collateral and with the obligations in respect of the Revolving Commitments, the Tranche B-5 Term Loans, the Tranche B-6 Term Loans, Incremental Loans, Other Term Loans and Other Revolving Loans. In addition, (A) any Incremental Facility providing for term loans (“Incremental Term Loans”) shall (1) not have a final maturity date earlier than the Latest Maturity Date then in effect or a Weighted Average Life to Maturity that is shorter than the longest remaining Weighted Average Life to Maturity of any Term Loans then outstanding; provided that any Incremental Term Loans in the form of a “Term Loan A” shall not be subject to the restrictions set forth in this clause (1); provided further that, notwithstanding the preceding proviso, no Incremental Term Loans shall have (x) a final maturity date earlier than the Revolving Maturity Date then in effect or the stated final maturity date of the Tranche B-5 Term Loans or the Tranche B-6 Term Loans or (y) a

Weighted Average Life to Maturity that is shorter than the remaining Weighted Average Life to Maturity of the Tranche B-5 Term Loans or the Tranche B-6 Term Loans and (2) for purposes of prepayments, be treated substantially the same as (and in any event no more favorably than) the Tranche B-5 Term Loans and the Tranche B-6 Term Loans, (B) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-5 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-5 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made on or prior to the date that is 18 months following the Refinancing Amendment No. 1 Effective Date exceeds the All-in Yield of any Tranche B-5 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-5 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-5 Term Loans by more than 0.50% ~~and~~, (C) except with respect to pricing (subject to the following proviso) and scheduled amortization (subject to the preceding clause (A)(1)) or to the extent such term is effective only after the Tranche B-6 Maturity Date, such Incremental Term Loans shall have terms that are no more favorable to the lenders providing such Incremental Term Loans than the terms applicable to the Tranche B-6 Term Loans, provided, that if the All-in Yield of any Incremental Term Loans made following the Tranche B-6 Incremental Amendment Effective Date exceeds the All- in Yield of any Tranche B-6 Term Loans by more than 0.50%, the Applicable Rate relating to the Tranche B-6 Term Loans shall be adjusted so that the All-in Yield of such Incremental Term Loans shall not exceed the All-in Yield of the Tranche B-6 Term Loans by more than 0.50% and (D) any Incremental Facility providing for revolving loans (1) shall not have a final maturity date, or a commitment availability period that ends, earlier than the latest Revolving Maturity Date then applicable, (2) may be effected by increasing the Revolving Commitments then having a commitment availability period ending on the latest Revolving Maturity Date and (3) shall be subject to other terms that are similar to the terms then available in the bank financing market to companies having a credit quality similar to the Borrower as determined by a Financial Officer in good faith.

(ii)Each notice from the Borrower pursuant to this Section 2.01(i) shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Such Incremental Facility may be provided by any existing Lender or Additional Lender which shall be reasonably satisfactory to the Borrower and (other than in the case of existing Lenders providing only term loans under such Incremental Facility) and the Administrative Agent; provided that no existing Lender shall be obligated to provide any Incremental Loans, unless it so agrees. Any Incremental Facility will be effected pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Additional Lenders providing such Incremental Facility (and no other Lenders) and the Administrative Agent. Upon the effectiveness of any Incremental Facility Amendment, each Additional Lender shall become a “Lender” under this Agreement with respect to its obligations under such Incremental Facility, and the commitments of the Additional Lenders in respect of such Incremental Facility shall become “Commitments” hereunder; and any Incremental Loans under such Incremental Facility shall, when made, constitute “Loans” under this Agreement. In addition, any Incremental Facility Amendment may, without the consent of any Lenders other than the Additional Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.01(i) (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of an Incremental Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Lenders, be subject to the satisfaction on the date thereof (an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.03 (it being understood that all references to “the date of such Borrowing” in Section 4.03 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of Incremental Loans will be used only for working capital and other general corporate purposes (including to finance Permitted Acquisitions or Capital Expenditures, in each case to the extent otherwise permitted hereunder).

This Section 2.01(i) shall supersede any provisions in Section 2.17 or 9.02 to the contrary. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan and Term Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 20 Eurodollar Borrowings outstanding (or, if any Incremental Loans are outstanding, 30).

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to the applicable Loan would end after the Revolving Maturity Date ~~or~~, the Tranche B-5 Maturity Date or the Tranche B-6 Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or a Tranche B-6 Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, e-mail of a pdf copy or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the

(c)Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower (or, in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, automatically), then, so long as an Event of Default has occurred and is continuing, no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing having an Interest Period longer than one month; provided that, if (x) an Event of Default of the type described in paragraph (a), (b), (i) or (j) of Article 7 has occurred and is continuing and (y) other than in the case of an Event of Default of the type described in paragraph (i) or (j) of Article 7 with respect to the Borrower, the Required Lenders have so requested, then (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid prior to or at the end of the Interest Period then applicable thereto, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of such Interest Period.

SECTION 2.07. Termination, Reduction and Extension of Commitments and Term Loans. (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Tranche B-6 Commitments shall terminate immediately after the Borrowing of the Tranche B-6 Term Loans on the Tranche B-6 Incremental Amendment Effective Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent, after giving

Date and (ii) for the account of each Term Lender the then unpaid principal amount of such Lender’s Term Loans as provided in Section 2.09.

(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent; provided that, in order for any such promissory note to be delivered on the Sixth ARCA Effective Date or the Tranche B-6 Incremental Amendment Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Sixth ARCA Effective Date or the Tranche B-6 Incremental Effective Date, as applicable. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09. Scheduled Amortization of Term Loans. (a) Subject to adjustment pursuant to Section 2.09(c), the Borrower shall repay (i) Tranche B-5 Term Loans (iA) on the last day of each Fiscal Quarter ending on or after March 31, 2014 and prior to the Tranche B-5 Maturity Date in an aggregate principal amount equal to 0.25% of the initial principal amount of Tranche B-5 Term Loans and (~~ii~~B) on the Tranche B-5 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-5 Term Loans then outstanding. and (ii) Tranche B-6 Term Loans (A) on the last day of each Fiscal Quarter ending on or after June 30, 2016 and prior to the Tranche B-6 Maturity Date in an aggregate principal amount equal to 0.25% of the initial principal amount of Tranche B-6 Term Loans and (B) on the Tranche B-6 Maturity Date in an aggregate principal amount equal to the principal amount of Tranche B-6 Term Loans then outstanding.

(b)To the extent not previously paid, (i) all Tranche B-5 Term Loans shall be due and payable on the Tranche B-5 Maturity Date and (ii) all Tranche B-6 Term Loans shall be due and payable on the Tranche B-6 Maturity Date.

(c)Any prepayment of Term Loans of any Class will be applied to reduce the subsequent scheduled repayments of the Term Loans of such Class to be made pursuant to this Section, in the case

Party and (C) no Event of Default has occurred and is continuing, then no prepayment will be required pursuant to this Section 2.10(c) in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable); provided that if all or such portion of such Net Proceeds have not been so applied within such 12-month period (or, if the applicable Wireline Company has entered into a legally binding commitment to apply such Net Proceeds within such 12-month period, but has not applied such Net Proceeds within 18 months following such receipt) a prepayment will be required at that time (as applicable under Section 2.10(c)(i) or Section 2.10(c)(ii)) with respect to (A) the amount of such Net Proceeds that have not been so applied by the end of such 12-month period or (B) if such Net Proceeds were committed during such 12- month period to be applied but not so applied within 18 months following the receipt of such Net Proceeds, the amount of such Net Proceeds not so applied.

(d)Casualty Events. Within five Business Days after any Net Proceeds are received by or on behalf of any Wireline Company in respect of any Casualty Event, the Borrower shall (subject to Section 2.10 (j)) prepay Term Borrowings in an aggregate amount equal to such Net Proceeds; provided that, if (i) the Wireline Companies intend to apply all or a portion of the Net Proceeds from such event, within 12 months after receipt of such Net Proceeds (or, if the applicable Wireline Company enters into a legally binding commitment to apply all or a portion of such Net Proceeds within such 12-month period, within 18 months following the receipt of such Net Proceeds), to repair, restore or replace the property with respect to which such Net Proceeds were received or to acquire Replacement Assets, and (ii) any property acquired in connection with such application (whether as replacement property or Replacement Assets) will be included in the Collateral at least to the extent that the property to be replaced was included therein or shall be property of a Collateral Support Party, then no prepayment will be required pursuant to this subsection in respect of such Net Proceeds (or the portion of such Net Proceeds, if applicable); provided, that if all or a portion of such Net Proceeds have not been so applied within such 12-month period (or, if the applicable Wireline Company has entered into a legally binding commitment to apply such Net Proceeds within such 12-month period, but has not applied such Net Proceeds within 18 months following such receipt), a prepayment will be required at that time in an amount equal to (A) the amount of such Net Proceeds that have not been so applied by the end of such 12-month period or (B) if such Net Proceeds were committed during such 12-month period to be applied but not so applied within 18 months following the receipt of such Net Proceeds, the amount of such Net Proceeds not so applied.

(e)Allocation of Prepayments, Right to Decline Tranche B-5 and Tranche B-6 Mandatory Prepayments. Before any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. Optional prepayments shall be applied to such Classes of Term Loans as directed by the Borrower in the notice of prepayment, provided that such prepayments of any Class of Term Loan shall be applied in accordance with the second sentence of Section 2.10(i). In the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the aggregate amount of such prepayment shall be allocated among the Term Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class, provided however that any Tranche B-5 Lender and any Tranche B-6 Lender may elect, by notice to the Administrative Agent by telephone (confirmed by telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Tranche B-5 Term Loans or its Tranche B-6 Term Loans, as applicable, pursuant to this Section (other than an optional prepayment pursuant to paragraph (a) of this Section which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay ~~Tranche B-5~~ Term Loans of any such Class but was so declined shall be applied to prepay Term Borrowings of the other Classes on a ratable basis (subject to the rights of the Tranche B-5 Lenders and the Tranche B-6 Lenders to decline such payments as set forth in this proviso) until no Term Borrowings of any other Class remain outstanding. All optional or mandatory prepayments of Revolving Borrowings made at a time when Revolving Borrowings of more than one Class remain outstanding shall be allocated among the Revolving Borrowings of each Class pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class. All optional or mandatory prepayments of a Revolving Borrowing shall be applied in accordance with the second sentence of Section 2.10(i).

(f)Accrued Interest. Each prepayment of a Borrowing shall be accompanied by accrued interest to the extent required by Section 2.12.

(g)~~[Reserved].~~

(g)Optional Prepayment of Tranche B-6 Term Loans. Upon any prepayment or repricing of the Tranche B-6 Term Loans as part of a Tranche B-6 Repricing Transaction prior to the date that is six months after the Tranche B-6 Incremental Amendment Effective Date, the Borrower shall pay a prepayment premium equal to 1.0% of the principal amount of the Tranche B-6 Term Loans prepaid or 1.0% of the principal repriced pursuant to such Tranche B-6 Repricing Transaction, as the case may be (the “Prepayment Fee”). Any such Prepayment Fee shall be paid to the Administrative Agent for the ratable benefit of the affected Lenders; provided that any Lender agreeing to such a Tranche B-6 Repricing Transaction may agree to waive any Prepayment Fee payable to it.

(h)Notice of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07; provided further that, the Borrower may deliver a conditional prepayment notice subject to the proviso in Section 2.07(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(i)Partial Prepayments. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as needed to apply fully the required amount of a mandatory prepayment or to allocate an optional prepayment of Term Loans or Revolving Loans as required by paragraph (e) of this Section. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

(j)Deferral of Prepayments. The Borrower may defer any mandatory prepayment otherwise required under paragraph (c) or (d) above until the aggregate amount of Net Proceeds otherwise required to be applied to prepay Borrowings pursuant to paragraphs (c) and (d) above (whether resulting from one or more Asset Dispositions or Casualty Events, but after giving effect to any applications of proceeds permitted under such paragraphs) equals or exceeds $30,000,000, at which time the entire unutilized amount of such Net Proceeds (not only the amount in excess of $30,000,000) will be applied as provided in paragraphs (c) and (d) above, as applicable.

to result in a Material Adverse Effect. The Borrower will maintain policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.09. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans will be used only for Permitted Acquisitions and for working capital and other general corporate purposes of the Wireline Companies. The proceeds of any Incremental Facility will be used only as provided in Section 2.01(i)(iii) and in the Incremental Facility Amendment. No part of the proceeds of any Loan or Letters of Credit will be used, whether directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or for any other purpose, in each case that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Letters of Credit will be issued only to support general corporate obligations of the Wireline Companies. The proceeds of Tranche B-6 Term Loans shall be utilized in full on the Tranche B-6 Incremental Amendment Effective Date (i) to refinance a portion of the 2017 Notes and to pay related fees and expenses and (ii) in the event that not less than $450,000,000 aggregate principal amount of the 2017 Notes have been refinanced after March 14, 2016 (the “2017 Notes Repayment Requirement”), to refinance in full or in part any other series of outstanding notes of the Borrower or its Subsidiaries and to pay related fees and expenses; provided, however, that the Borrower may use the proceeds of the Tranche B-6 Term Loans to temporarily repay outstanding Revolving Loans on the Tranche B-6 Incremental Amendment Effective Date so long as (unless otherwise agreed by Tranche B-6 Lead Arranger in writing in its sole discretion) at all times thereafter until the 2017 Notes Repayment Requirement has been met, the Borrower maintains unused Revolving Commitments in an aggregate amount available to permit redemption or repurchase of 2017 Notes in an amount sufficient to meet the 2017 Notes Repayment Requirement.

SECTION 5.10. Additional Subsidiaries. If any additional Subsidiary, other than an Insignificant Subsidiary, a Notes SPV or a Special Purpose Receivables Subsidiary, is formed or acquired after the Sixth ARCA Effective Date, the Borrower will, within ten Business Days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Collateral Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary held by a Loan Party and any Indebtedness of such Subsidiary owed to a Loan Party. If at any time any Subsidiary that is not then a Loan Party, other than (A) an Insignificant Subsidiary, (B) prior to the PAETEC Notes Redemption Date, a Qualified PAETEC Group Member, (C) a Notes SPV, (D) any Subsidiary listed on Schedule 5.10 or (E) a Special Purpose Receivables Subsidiary, (x) is a wholly-owned Domestic Subsidiary and is permitted by applicable law or regulation (without the need to obtain any Governmental Authorization) to Guarantee the Facility Obligations or (y) Guarantees any Loan Party’s obligations in respect of any AC Holdings Bonds or any other Indebtedness (other than Indebtedness created under the Loan Documents), the Borrower shall promptly cause (A) such Subsidiary to Guarantee the Facility Obligations pursuant to the Guarantee Agreement (in the case of any Subsidiary described in clause (y), on terms no less favorable to the Lenders than those applicable under such Guarantee of other Indebtedness) and (B) the other provisions of the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary, whereupon such Subsidiary will become a “Guarantor” and “Lien Grantor” for purposes of the Loan Documents. The Borrower will not, and will not permit any of its Subsidiaries to, form or acquire any Subsidiary (other than Insignificant Subsidiaries and other than (i) any Notes SPV, (ii) prior to the PAETEC Notes Redemption Date, any Qualified PAETEC Group Member and (iii) any Special Purpose Receivables Subsidiary) after the Sixth ARCA Effective Date unless either (x) all of the Equity Interests in such Subsidiary shall be directly held by a Loan Party or (y) such Subsidiary shall have Guaranteed the Facility Obligations pursuant to the Guarantee Agreement and shall have satisfied the other provisions of the Collateral and Guarantee Requirement with respect to such Subsidiary. Prior to the PAETEC Notes Redemption Date, the

(B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of one Class of Lenders (but not of any other Class of Lenders) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time and (C) [reserved]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (as provided in the definitions of “Required Lenders” and “Required Revolving Lenders”), except that the Commitment of such Lender may not be increased or extended without its consent.

(c)In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and/or, to the extent so required, the consent of the Required Revolving Lenders) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require each of the Non-Consenting Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent(s) shall not unreasonably be withheld or delayed, (ii) each Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii)(C), (iv) [reserved] and (v) if the consent, amendment or waiver in question contemplates a ~~“repricing transaction”~~Tranche B-6 Repricing Transaction in respect of any Tranche B-6 Term Loans held by such Non-Consenting Lender, the Borrower shall pay the prepayment fee (if any) that would otherwise be payable hereunder as if such outstanding Tranche B-6 Term Loans of such Non-Consenting Lender were prepaid or repriced in their entirety in connection with such ~~repricing transaction~~ Tranche B-6 Repricing Transaction on the date of the consummation of such assignment. For the avoidance of doubt, any replacement of Lenders in connection with the extension of the maturity date of any Class of Loans shall be governed by Section 2.07(d).

(d)Further, notwithstanding anything to the contrary contained in this Section, if following the Sixth ARCA Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents then the Administrative Agent (acting in its sole discretion) and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of Davis Polk & Wardwell, special New York counsel, respectively, for the Administrative Agent, the Collateral Agent

SCHEDULE 1

Tranche B-6 Lender	Tranche B-6 Commitment
Morgan Stanley Senior Funding, Inc.	$600,000,000
Total	$600,000,000